EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

EXCLUSIVE DISTRIBUTORSHIP AGREEMENT dated as of this ___th of March, 2008, by and between NANODUCK LIMITED, a corporation organized under the laws of China (“NanoDuck”) and NANOASIA LTD., a corporation organized under the laws of the State of Nevada (“NanoAsia”).

W I T N E S S E T H:

IN CONSIDERATION of the mutual promises and covenants herein contained, the parties hereto hereby agree as follows:

I.              DEFINITIONS

Capitalized terms used in the Agreement shall be defined as follows:

1.1 “Agreement” shall mean this EXCLUSIVE DISTRIBUTORSHIP AGREEMENT.

1.2  “Confidential Information” shall mean all written information and data provided by the parties to each other hereunder and marked as confidential, except any portion thereof which:

                            (a) is known to the receiving  party, as evidenced by the receiving  party's  written  record, before receipt hereof under this Agreement;

(b)  is disclosed to the receiving party by a third person who has a right to make such disclosure; or

(c) is or becomes part of the public domain through no fault of the receiving party.

1.3 “Products” shall mean those products manufactured by NanoDuck which are listed on Schedule B attached hereto and made a part hereof. New Products may be added to Schedule A from time to time by mutual agreement of the Parties.

1.4 “Product Specifications” shall mean the specifications for the Products set forth in Schedule B attached hereto and made a part hereof. Specifications may be amended from time to time by mutual agreement of the parties. Specifications for new Products shall be added to Schedule A from tune to time by mutual agreement of the parties.

1.5 “Territory” shall mean the entire province of Guang Dong, China and Hong Kong.

II.              APPOINTMENT AND ACCEPTANCE

2.1 Appointment. NanoDuck hereby appoints NanoAsia as its exclusive distributor within the Territory for the promotion, sale and delivery of the Products.  In consideration thereof, NanoAsia shall pay to NanoDuck Forty Thousand Dollars $40,000 on the Effective Date (defined below) of this Agreement, and an additional Twenty Thousand Dollars $20,000 within eighteen (18) months of the Effective Date of this Agreement.

2.2 Acceptance. NanoAsia hereby accepts the foregoing appointment and agrees to use its reasonable best efforts to develop and promote the use and sale of, to sell and deliver, service, and assure customer satisfaction for, the Products within the Territory.

2.3 Assistance. Nanoduck agrees to assist and cooperate with NanoAsia in marketing the Products during the term of this Agreement. Such assistance includes sale to NanoAsia of such quantity of Products reasonably required by NanoAsia for purposes of clinical trials and marketing demonstration in any region in the Territory. The price of products sold for such purposes shall be NanoDuck’s cost, with all freight, shipping and insurance costs to be paid by NanoAsia as set forth in Section 3.4.

2.4 Sales Exclusivity. All sales within the Territory belong to NanoAsia even if the sales are generated by Nanoduck. For sales generated outside of the Territory, funds would be split 70/30 between the parties with 70% going to the company that generated the sales.

III.              TERMS AND CONDITIONS OF SALE

3.1 Orders. NanoAsia shall purchase the Products from NanoDuck in accordance with the order and forecast procedure set forth in Schedule B attached hereto and made a part hereof.

3.2 Prices. Prices for the Products as of the date hereof shall be determined as set forth on Schedule C attached hereto and made a part hereof.

3.3 Taxes. NanoAsia shall bear all taxes and duties which shall be levied upon the Products within the Territory.

3.4 Delivery. Products shall be shipped F.O.B. from the place of manufacture by NanoDuck, with all freight and insurance premium costs to be paid by NanoAsia, by such carrier or carriers as NanoAsia may select. Title and risk of loss shall pass to NanoAsia upon acceptance of Products by the carrier for delivery to NanoAsia. NanoDuck shall be required to ship Products to no more than two destinations, designated by NanoAsia, in the Territory. NanoAsia may change such destinations, no more frequently than one time in each calendar year, by giving 90 days written notice to NanoDuck of such change.

3.5 Inspection. Within thirty (30) days after receipt of Products at the facility specified by NanoAsia, NanoAsia may reject any of such Products which fail to meet the Product Specifications by sending NanoDuck notice of the lot numbers or other identifying data of rejected Products, together with an indication of the specific basis for rejection, and NanoAsia shall within sixty (60) days of delivery return to NanoDuck, at NanoDuck’s expense, any such rejected Products, unless such Products prove to have been improperly rejected, in which event the expense of returning such Products shall be borne by NanoAsia. NanoDuck shall credit NanoAsia’s account and/or refund to NanoAsia the purchase price of any such rejected Products which have been properly rejected.

IV.              TERM AND TERMINATION

4.1 Effective Date and Term. This Agreement shall become effective as of the date first above written (the “Effective Date”), and shall remain in full force and effect until thirty (30) months from the Effective Date. If, however, NanoAsia is successful in distributing the Products to the satisfaction of NanoDuck, which determination shall be made by NanoDuck in its sole discretion, then the term of this Agreement may be extended for another thirty (30) months upon payment by NanoAsia to NanoDuck of Twenty Thousand Dollars $20,000.  In the event of any such extension, the terms and conditions of this Agreement shall otherwise remain in full force and effect unless the parties agree in writing to any appropriate change or modification.

4.2 Termination. Notwithstanding Sections 2.1 and 4.1 hereof, the parties agree to the following provisions:

(a) in the event that NanoAsia or NanoDuck shall fail in any material respect to observe or perform any of the provisions of this Agreement on its part to be observed or performed, and if any such failure shall not be remedied within sixty (60) calendar days or, in the case of payments due, within thirty (30) calendar days after receipt of written notice from the other party specifying such failure, the other party may, at its option, terminate this Agreement upon giving written notice of termination to such first party.

(b) If any material agreement or obligation of a party under this Agreement is held by judgment, rule, order or decree to be invalid by any court, commission or governmental authority in the Territory, the other party may, at its option, terminate this Agreement, effective immediately, upon giving the other party written notice of such termination.

V.              CERTAIN COVENANTS

5.1 Confidential Information. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information; provided, however, no provision of this Agreement shall be construed so as to preclude such disclosure of Confidential Information as may be inherent in or reasonably necessary for marketing Products pursuant to this Agreement, or for securing from any governmental agency any necessary approval or license relating to the subject or performance of this Agreement.

5.2 Regulatory Requirements. NanoAsia will notify NanoDuck in a timely manner of all applicable laws, rules and regulations affecting the distribution, sale and use of the Products in each region in the Territory prior to ordering any Products intended for sale and use in any such region.

5.3 Manufacturing License. Within twelve (12) months of the commencement of sales anywhere in the Territory, NanoAsia and NanoDuck will commence discussions concerning the possibility of NanoAsia becoming a manufacturer of any or all of the components of the Products.

5.4 Facility Inspection. NanoAsia may from time to time designate a representative who will visit NanoDuck’s facilities to verify that quality control procedures are consistent with requirements in the Territory. Such visits will be preceded by reasonable notice, and will occur no more frequently than once every ten months.

5.5 Support and Assistance.  NanoDuck shall make available technical and service support to NanoAsia for applications of the Product and the specifications of the treatment process.

VI.              REPRESENTATIONS AND WARRANTIES

6.1 Manufacturing Standards. NanoDuck will manufacture Products in accordance with the Product Specifications.  NanoDuck warrants that it will use reasonable care in the manufacture of its Products and they will be free from defects in material and workmanship under normal use and service.

6.2 Disclaimer of Warranties. NANOASIA ACKNOWLEDGES AND AGREES THAT THE EXPRESS WARRANTIES SET FORTH IN SECTION 6.1 HEREOF CONSTITUTE THE ENTIRE WARRANTIES OF NANODUCK WITH RESPECT TO THE PRODUCTS AND ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.3 Liability of NanoDuck. Notwithstanding any other term or condition of this Agreement, NanoDuck shall have no liability to NanoAsia or to any third party with respect to any claims arising out of or relating to the Products or their use unless such claim stems from a claim under Section 6.1 or a latent or design defect in the Products which was not the result of a design or process requested by NanoAsia. In no event shall NanoDuck have any liability to NanoAsia or third parties with respect to any Products which have been subjected to abuse, misuse, improper use, negligence, accident, modification, alteration, tampering, failure of the end-user to follow normal operating and maintenance procedures, attempted repair by non-qualified personnel, operation outside of the normal environmental and other specifications.

6.4 Limitation on Liability. Notwithstanding any other term or condition of this Agreement, the total liability of NanoDuck, if any, and NanoAsia’s sole and exclusive remedy for damages for any claim of any kind whatsoever with respect to any of NanoAsia’s orders for the Products or with respect to any of the Products covered thereby, regardless of the legal theory or the delivery or non-delivery of the Products, shall not be greater than the actual purchase price of the Products with respect to which such claim is made. UNDER NO CIRCUMSTANCES SHALL NANODUCK BE LIABLE TO NANOASIA FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, REIMBURSEMENT FOR OR DAMAGES ON ACCOUNT OF (a) LOSS OF PRESENT OR PROSPECTIVE PROFITS, EXPENDITURES, INVESTMENTS OR COMMITMENTS, WHETHER MADE IN THE ESTABLISHMENT, DEVELOPMENT OR MAINTENANCE OF BUSINESS REPUTATION OR GOODWILL, (b) LOSS OF DATA, (c) COST OF SUBSTITUTE PRODUCTS, (d)
COST OF CAPITAL, AND (e) CLAIMS OF ANY THIRD PARTY, REGARDLESS OF WHETHER OR NOT NANODUCK HAS BEEN APPRISED OF THE POSSIBILITY THEREOF. NanoDuck shall, however, make available to NanoAsia any data from trials, post-market surveillance, manufacturing and quality assurance which can facilitate NanoAsia’s defense against claims made by a third party.

VII.              OPTION FOR NEW PRODUCTS

7.1 First Right and Option. During the term of this Agreement, NanoDuck grants NanoAsia the first right and option to obtain exclusive rights to market, distribute and sell in the Territory, on the terms and conditions of this Agreement or on other terms and conditions mutually acceptable to the parties, any new products or services which relate to the nano-treatment of materials.

7.2 Cooperation. If NanoAsia advises NanoDuck that it is interested in adding a new product to this Agreement, NanoDuck and NanoAsia shall cooperate in all reasonable ways required to give NanoAsia an opportunity to test market the demand for such new product and in establishing the price and product specifications therefor.

VIII.              MISCELLANEOUS

8.1 Notices. All notices, consents or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be sent by facsimile. Any notices, consents or other communications given in connection with the modification, extension or termination of this Agreement, shall in addition be sent (a) by hand delivery, (b) by express mail for overnight delivery (return receipt requested), (c) by certified or registered mail (Return receipt requested), or (d) by recognized overnight courier service to the respective addresses of the companies. Such notice, consent or other communication shall be deemed given upon delivery to the intended recipient.

8.2 Modification of Agreement. This Agreement may not be modified except by an instrument or instruments in writing signed by an authorized representative of the party against whom enforcement of such modification is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

8.3 Assignment. Neither party shall assign this Agreement or any part thereof without the prior written consent of the other party; provided, however, either party, without such consent, may assign or sell the same in connection with the transfer or sale of substantially its entire business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder.

8.4 Force Majeure. Any delay in the performance of any of the duties or obligations of either party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, or boycotts, fires, explosions, floods, shortages of material or energy or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relive the effect of such cause as rapidly as possible.

8.5 Regulatory Compliance. Each party shall use its best reasonable efforts to obtain all regulatory approvals necessary for its performance hereunder, but shall sustain no liability to the other party for its failure to perform if such performance would be in violation of any law, rule or regulation applicable to such party.

8.6 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and supersedes any and all prior agreements and understandings, whether written or oral.

8.7 Relationship of Parties. Neither NanoDuck on the one hand nor NanoAsia on the other, nor any of their respective agents, employees, officers, directors, independent contractors or representatives shall (a) be considered as an agent, partner, joint venturer, employee, or representative of the other party for any purpose whatsoever, (b) have any authority to make any agreement or commitment for, or to incur any liability or obligation in the other party's name or for or on its behalf, and (c) represent to outside parties that they or any of them has any right to bind the other party to this Agreement.

8.8 Governing Law. The validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws.

8.9 Headings. The headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.10 Counterparts. This Agreement may be executed in any number of counterparts, any one of which (or any set of which) when signed by all parties shall constitute an original agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written.

NANODUCK LIMITED.

By:
Name:
Title:

NANOASIA LTD.

By:
Name:
Title:

SCHEDULES

A.       Products and Product Specifications

B.       Order and Forecast Procedure

C.       Prices

SCHEDULE A

PRODUCTS AND PRODUCT SPECIFICATIONS

A.       Products

1.	Clothing enhancement chemical supply

2.	Apparel and fabric nano-treatment services

3.	Garment nano treatment process line

4.	Implementation consulting

B.       Product Specifications

1.	Clothing enhancement chemicals supply shall include the following chemical products:

a.	Nanoduck WOR – a durable nano-scaled chemical agent that provides water and oil repellent functionalities to natural and synthetic fabrics.

b.	Nanoporc – when this chemical agent is applied to fabric/clothing it provides anti-bacteria, odor reduction and anti-static protections.

c.	Nanoseal – a durable dual action agent that provides both water absorbent and soil release properties to natural and synthetic fibers and their blends

d.	NanoUV – a transparent UV-blocking surface treatment for textiles designed to meet AS/NZS 4399:1966 standards.

e.	Nanoporc+ - a mixture of Nanoduck WOR and Nanoporc that provides water and oil repellent, anti-bacteria, odor reduction and anti-static protection to textiles and garments.

f.	Nnaoduck UV – a mixture of Nanoduck WOR and NanoUV that provides water, oil repellent and UV-blocking functionalities to textile and garments.

2.	Apparel and fabric nano-treatment services shall include:

a.	Garments (made of natural and synthetic fiber) treatment services using the products listed above.

b.	Textiles (made of cotton or their blends) treatment services using the products listed above.

3.	Garment Nano-treatment process line shall include:

a.	Solution Formulation System – a computer controlled mixer to blend up to 5 chemicals according to pre-defined formulae

b.	Treatment System – a computer controlled system with dual input and dual output (e.g. for water & chemical solutions) mechanism to provide nano-treatments to garments

c.	Recycle System – a computer controlled system to recycle and top up diluted/exhausted chemicals to save costs

4.	Implementation consulting services shall include:

a.	The application processes and formulations for the listed chemicals on different types of fabrics

b.	The design, programming, and implementation of the Garment Nano-Treatment Process Line

c.	Technical support and application research of chemical formulations for new fabrics

SCHEDULE B

ORDER AND FORECAST PROCEDURE

              Upon successful marketing of the Products, NanoAsia shall place an order no less frequently than quarterly and no more frequently than monthly.

On the first business day of each January, April, July and October, and at other times when changing conditions lead to substantial shifts in expectations, NanoAsia shall provide NanoDuck with its best estimate of anticipated orders, by product by region by month, for the subsequent twelve (12) months. These estimates will be used to facilitate the production and distribution processes.

SCHEDULE C

PRICES

         The prices of Products shall be in United States Dollars as mutually agreed by the parties.

1.	Clothing Enhancement Chemicals

Item/Product	Package	US$ per Package	Minimum Order Quantity	Shipment Terms	Remarks
Nanoduck	60 Kg barrel	1,100.00	540 kg	FOB Hong Kong
Nanoporc	18 Kg Pail	900.00	90 kg	FOB Hong Kong	Based on AEM5700 (42% active ingredient)
Nanoseal	60 Kg barrel	900.00	540 kg	FOB Japan
NanoUV	60 Kg barrel	900.00	540 kg	FOB Hong Kong
Nanoporc+	60 Kg barrel	1,540.00	540 kg	FOB Hong Kong	Based on 3% of Nanoporc formulation
Nanoduck UV	60 Kg barrel	1,540.00	540 kg	FOB Hong Kong	Based on 5% of NanoUV formulation

Note1 : The above prices are for indication only and the actual prices will be quoted upon receipt of order and/or forecast provided by Nanoasia at each quarter i.e. the first business day of each January, April, July and October.

Note2: The active ingredients of Nanoporc+ and Nanoduck UV may change because of the different formulations for different types of fabrics hence the actual prices.

Note3:	All prices quoted shall be valid for 30 days only

2.	Apparel and Fabric Nano-Treatment Services

Item/Product	Treatment	Treatment Method	US$ per Unit	Delivery Terms	Remarks
Woven Tops	Nanoduck, Nanoporc, Nanosea,l, NanoUV, Nanoporc+, NanoduckUV	Machine Process	1.20/kg	Ex-factory	Excluding cost of chemicals
Woven Tops	Nanoduck, Nanoporc, Nanosea,l, NanoUV, Nanoporc+, NanoduckUV	Hand-treat or Spray Process	1.80/kg	Ex-factory	Excluding cost of chemicals
Woven Bottoms	Nanoduck, Nanoporc, Nanosea,l, NanoUV, Nanoporc+, NanoduckUV	Machine Process	1.50/kg	Ex-factory	Excluding cost of chemicals
Woven Bottoms	Nanoduck, Nanoporc, Nanosea,l, NanoUV, Nanoporc+, NanoduckUV	Hand-treat or Spray Process	2.00/kg	Ex-factory	Excluding cost of chemicals
Woven Fabric (Cotton or its blends)	Nanoduck, Nanoporc, Nanosea,l, NanoUV, Nanoporc+, NanoduckUV	Machine – (Pad, Dry, Cure)	0.8/yd	Ex-factory	Excluding cost of chemicals
Knitted Fabric (Cotton or its blends)	Nanoduck, Nanoporc, Nanosea,l, NanoUV, Nanoporc+, NanoduckUV	Machine – (Pad, Dry, Cure)	0.8/yd	Ex-factory	Excluding cost of chemicals

Note1:	The above prices are for indication only and the actual prices will be quoted upon receipt of samples.

Note2:	The above prices are for treatment services only and do not include post treatment services such as ironing or packing etc. or the cost of chemicals.

Note3:	Customer shall be responsible for delivery of goods to/from Nanoduck factory.

3.	Garment Nano-Treatment Process Line

For each project, a Feasibility and Evaluation Study will be conducted to determine the customer’s requirements such as capacity and product type so to propose an efficient configuration and an effective control program for .the production.  The charge of the Feasibility and Evaluation Study will be US$ 5,000 per project and which will include 3 man-days of study and a Garment Nano-Treatment Process Line Proposal.  Should the project cannot be completed in 3 man-days an additional of US$800/man-day will be charged.

The quote for each Garment Nano-Treatment Process Line shall be provided separately based on customer’s capacity and configuration requirements and which shall include the Process Line design, programming, manufactured and implementation costs.

4.	Implementation Consulting Services

a.	The application processes and formulations consulting services for the listed chemicals will be provided free of charge.

b.
The design, programming, and implementation of the Garment Nano-Treatment Process Line will be charged at US$1500/day.  This service will only be charged when the customer does not order the Process Line from Nanoduck otherwise such charges are included in the cost of the ordered machines..

c.	Technical support and application research services of chemical formulations for new fabrics will be charged at US$ 100/day.

d.	Other consulting services shall be provided on a per-project basis and shall be quoted separately each time.